LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

First Quarter Highlights (year over year):

•	Revenue Up 22% to $1.1 Billion
•	AOI Increased 56% to $83 Million
•	Operating Income Improved 63% to ($12) Million
•	Free Cash Flow Up 138% to $34 Million
•	Event-Related Deferred Revenue Up 14% to $885 Million
•	Concert Attendance Up 11%
•	Ticketmaster Resale Volume Up 40% in April

LOS ANGELES – May 6, 2014 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three months ended March 31, 2014.

Coming off a record year in 2013, we are off to a strong start in the first quarter, setting us up for our fourth consecutive year of growth in 2014. Our first quarter delivered revenue growth of 22%, Adjusted Operating Income (AOI) growth of 56% and a free cash flow increase of 138%. Each of our businesses contributed to this growth, with all four segments delivering revenue and AOI growth for the quarter.
Concerts
Our Concerts division delivered revenue of $663 million in the first quarter of 2014, an increase of 29% over the same period in 2013. This strong revenue growth was driven primarily by more arena events which drove improvements in AOI of 80% and in operating income of 15%. Tickets sold through May 2 of this year for all events in 2014 are up 5% year-on-year. These higher ticket sales drove a 14% increase in our event-related deferred revenue as of March 31 as compared to last year. In total, we promoted over 4,800 events with more than 9 million attendees in the first quarter, an increase in attendance of 11% over last year.
Last year, we added 10 million fans across our Concert events, and expect to deliver continued growth and add more fans in 2014. We are off to a strong start for the year, and expect that we will continue to build our share and promote over 80% of the top 25 tours globally this year. With 5 million fans across 63 festivals, we believe Live Nation is the largest festival producer in the world and we expect to grow this fan base by another 10% this year. Our portfolio of 18 electronic festivals continues to be strong, led by Electric Daisy Carnival in Las Vegas, which is the largest electronic festival in the world with over 400,000 fans attending. Collectively, our global concert platform has never been stronger and we currently expect to promote over 23,000 shows again this year, in more than 40 countries with over 3,000 artists, and we expect to continue adding more markets, festivals and shows.

Artist Nation
Our artist management business is becoming increasingly strategic for us as a pipeline into our concerts business, which in turn drives our high-margin on-site, sponsorship and ticketing businesses. Artist Nation’s revenue in the first quarter of $73 million was an increase of 44% over last year, largely driven by higher management commissions. In 2014, we expect to promote approximately 30% more shows for major Artist Nation artists as compared to last year, a strong indicator that our strategy is succeeding and that this division is now contributing real growth to the company.
Ticketing
Our net renewal rate in Ticketing has continued at over 100% in 2014 and revenue was $355 million for the first quarter, an increase of 9% over last year. The number of primary tickets sold this quarter grew by 3% over last year, with a 17% increase in AOI and a 42% improvement in operating income. A top priority for our Ticketing business in 2014 continues to be delivering fans a fully integrated offering of primary and secondary tickets together on TM+. We now have 60 teams from the NFL, NBA and NHL and over 2,000 concerts that are now officially offering fans all of their legitimate ticketing options in one place. Looking at our most recent results, for the month of April, we grew our global resale volume by 40% relative to April of 2013.
TM+ is one of the great new products that has come from our continuing investment in the Ticketmaster platform and products. Another area of ongoing innovation in 2014 is in our mobile products. We are deploying new apps and mobile web experiences with greater functionality, making it easier for fans to buy, transfer and sell their tickets across any mobile platform or device. As a result, our rapid sales shift to mobile continues and we saw 16% of all tickets sold in the first quarter being sold via mobile and tablet devices, up 33% from the same period last year.
Sponsorship & Advertising
Our Sponsorship & Advertising business for the first quarter of this year had revenue of $45 million, which is up 13% over last year, with increases in both sponsorships and online advertising globally, driving AOI improvement of 8% and operating income up 7%. Recent sponsorship activity includes JBL sponsoring our Pier 97 venue in New York along with JCPenney as a new festival sponsor in North America. New content partners for 2014 include Absolut, in a campaign focused on the discovery of developing artists, and AT&T around the role of mobile in helping artists stay connected while on the road.
Last week we took a major step forward in transforming our advertising business towards a true media and content company with the announcement of our Live Nation Channel on Yahoo. While others have streamed shows in the past, we believe that only Live Nation, with its scale of 23,000 shows globally, can consistently deliver programming and establish a network with an ongoing advertising base. With this channel, we will co-sell advertising and we are currently attracting large commitments that will drive advertising revenue. We have been building our advertising team in preparation for launching the channel on Yahoo!, deploying additional content verticals and building our current Live Nation and Ticketmaster sites. I expect that as our ventures with Yahoo and other content initiatives prove successful, you will see us further leveraging our content and the Live Nation brand, to deliver an acceleration in the growth of our advertising business over the next few years.

2014 Growth Expectations
Given our momentum coming out of 2013, our strong early success with the first quarter and solid leading indicators for the year, I am confident that in 2014 we will (1) deliver our fourth consecutive year of revenue, AOI and free cash flow growth, (2) grow the profitability of each of our businesses, (3) stay on track to deliver our 2015 financial plans, and (4) operationally continue to invest in and build all of our businesses to drive continued growth.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Investor Relations section of the company’s website at investors.livenationentertainment.com to register for the webcast. Supplemental statistical and financial information provided on the call, if any, will be available under the same link. A replay of the webcast will also be available on the Live Nation website.

FINANCIAL HIGHLIGHTS – 1st QUARTER
(unaudited; $ in millions)

	Q1 2014	Q1 2013	Growth
Revenue
Concerts	$662.5	$513.5	29%
Ticketing	354.5	325.1	9%
Artist Nation	72.6	50.3	44%
Sponsorship & Advertising	45.4	40.1	13%
Other & Eliminations	(7.7)	(5.3)	(45%)
	$1,127.3	$923.7	22%

Adjusted Operating Income (Loss)
Concerts	$(2.6)	$(13.1)	80%
Ticketing	70.0	59.6	17%
Artist Nation	5.1	(1.1)	**
Sponsorship & Advertising	25.8	23.8	8%
Other & Eliminations	0.4	0.7	(43%)
Corporate	(16.1)	(17.0)	5%
	$82.6	$52.9	56%

Operating Income (Loss)
Concerts	$(33.9)	$(39.8)	15%
Ticketing	21.9	15.4	42%
Artist Nation	(3.6)	(11.0)	67%
Sponsorship & Advertising	25.2	23.5	7%
Other & Eliminations	0.9	1.0	(10%)
Corporate	(22.8)	(22.3)	(2%)
	$(12.3)	$(33.2)	63%

** percentages are not meaningful

As of March 31, 2014, total cash and cash equivalents were $1.6 billion, which includes $569 million in ticketing client cash and $363 million in free cash. Event-related deferred revenue was $885 million as of March 31, 2014, compared to $774 million as of the same date in 2013. Free cash flow was $34 million for the first quarter of 2014 as compared to $14 million in the first quarter of last year.

About Live Nation Entertainment:
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation & House of Blues Concerts, LN Media and Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Follow us @twitter.com/LiveNationInc

Investor Contact:
Maili Bergman
(310) 867-7000
IR@livenation.com

Media Contact:
Jacqueline Peterson
(310) 360-3051
jacquelinepeterson@livenation.com

LIVE NATION ENTERTAINMENT, INC.
KEY OPERATING METRICS

	Three Months Ended March 31,
	2014	2013
Concerts (1)
Total estimated events:
North America	3,243	3,280
International	1,559	1,622
Total estimated events	4,802	4,902
Total estimated fans (rounded):
North America	5,731,000	5,060,000
International	3,297,000	3,050,000
Total estimated fans	9,028,000	8,110,000
Ticketing (2)
Number of tickets sold (in thousands):
Concerts	17,487	16,672
Sports	8,033	8,521
Arts and theater	4,489	4,264
Family	4,806	4,570
Other (3)	1,837	1,721
	36,652	35,748

Gross transaction value of tickets sold (in thousands)	$2,357,204	$2,170,035

Sponsorship & Advertising
Sponsorship revenue (in thousands)	$32,063	$28,253
Online advertising revenue (in thousands)	$13,325	$11,894
 _________

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fan was present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number and gross transaction value of tickets sold includes primary tickets only. These metrics include tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported above for the three months ended March 31, 2014 and 2013 excludes approximately 74 million and 73 million tickets sold, respectively, using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

(3)	Other category includes tickets for comedy shows, facility tours, donations, lectures, seminars and cinemas.

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands except share and per share data)
Revenue	$1,127,316	$923,698
Operating expenses:
Direct operating expenses	731,151	576,934
Selling, general and administrative expenses	302,405	279,522
Depreciation and amortization	82,588	82,165
Loss (gain) on disposal of operating assets	506	(3,597)
Corporate expenses	21,174	20,655
Acquisition transaction expenses	1,800	1,208
Operating loss	(12,308)	(33,189)
Interest expense	24,492	28,151
Interest income	(666)	(1,768)
Equity in earnings of nonconsolidated affiliates	(2,806)	(2,582)
Other (income) expense, net	(1,176)	3,638
Loss before income taxes	(32,152)	(60,628)
Income tax (benefit) expense	(2,055)	3,559
Net loss	(30,097)	(64,187)
Net income (loss) attributable to noncontrolling interests	2,351	(948)
Net loss attributable to common stockholders of Live Nation Entertainment, Inc.	$(32,448)	$(63,239)

Basic and diluted net loss per common share attributable to common stockholders of Live Nation Entertainment, Inc.	$(0.16)	$(0.33)

Basic and diluted weighted average common shares outstanding	197,857,662	188,827,190

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,629,142	$1,299,184
Accounts receivable, less allowance of $19,089 and $19,850, respectively	509,119	439,151
Prepaid expenses	514,111	378,342
Other current assets	59,385	43,427
Total current assets	2,711,757	2,160,104
Property, plant and equipment
Land, buildings and improvements	806,476	816,931
Computer equipment and capitalized software	432,676	421,846
Furniture and other equipment	203,708	210,866
Construction in progress	54,321	52,883
	1,497,181	1,502,526
Less accumulated depreciation	799,203	795,726
	697,978	706,800
Intangible assets
Definite-lived intangible assets, net	664,187	676,564
Indefinite-lived intangible assets	376,193	376,736
Goodwill	1,493,536	1,466,983
Other long-term assets	316,524	296,334
Total assets	$6,260,175	$5,683,521
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$750,852	$656,253
Accounts payable	107,333	111,320
Accrued expenses	622,021	668,799
Deferred revenue	1,020,775	486,433
Current portion of long-term debt	284,059	278,403
Other current liabilities	51,377	54,310
Total current liabilities	2,836,417	2,255,518
Long-term debt, net	1,523,657	1,530,484
Long-term deferred income taxes	161,437	161,637
Other long-term liabilities	104,227	85,035
Commitments and contingent liabilities
Redeemable noncontrolling interests	61,009	61,041
Stockholders’ equity
Common stock	1,989	1,978
Additional paid-in capital	2,376,354	2,368,281
Accumulated deficit	(984,244)	(951,796)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive income (loss)	7,493	(2,370)
Total Live Nation Entertainment, Inc. stockholders’ equity	1,394,727	1,409,228
Noncontrolling interests	178,701	180,578
Total equity	1,573,428	1,589,806
Total liabilities and equity	$6,260,175	$5,683,521

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,097)	$(64,187)
Reconciling items:
Depreciation	30,619	30,328
Amortization	51,969	51,837
Deferred income tax benefit	(8,729)	(3,229)
Amortization of debt issuance costs and discount/premium, net	4,737	5,170
Non-cash compensation expense	10,018	6,305
Loss (gain) on disposal of operating assets	506	(3,597)
Equity in earnings of nonconsolidated affiliates	(2,806)	(2,582)
Other, net	(2,336)	691
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(77,980)	(63,146)
Increase in prepaid expenses	(137,308)	(180,243)
Increase in other assets	(47,784)	(32,474)
Increase in accounts payable, accrued expenses and other liabilities	43,550	21,773
Increase in deferred revenue	531,338	503,814
Net cash provided by operating activities	365,697	270,460
CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from nonconsolidated affiliates	911	1,767
Investments made in nonconsolidated affiliates	(823)	(1,963)
Purchases of property, plant and equipment	(24,523)	(25,670)
Proceeds from disposal of operating assets, net of cash divested	(539)	8,100
Cash paid for acquisitions, net of cash acquired	(11,634)	(339)
Purchases of intangible assets	(75)	(17)
Other, net	60	(514)
Net cash used in investing activities	(36,623)	(18,636)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	43	89,267
Payments on long-term debt	(6,547)	(96,674)
Contributions from noncontrolling interests	81	267
Distributions to noncontrolling interests	(4,195)	(1,221)
Purchases and sales of noncontrolling interests, net	(102)	—
Proceeds from exercise of stock options	7,919	22,332
Payments for deferred and contingent consideration	(1,951)	(750)
Net cash (used in) provided by financing activities	(4,752)	13,221
Effect of exchange rate changes on cash and cash equivalents	5,636	(19,685)
Net increase in cash and cash equivalents	329,958	245,360
Cash and cash equivalents at beginning of period	1,299,184	1,001,055
Cash and cash equivalents at end of period	$1,629,142	$1,246,415

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company’s prospects for growth in 2014 and beyond, including with respect to company and/or divisional profitability, revenue, AOI, free cash flow, market share, event attendance, festival attendance and promotion of shows by major Artist Nation artists; the company’s expectations regarding its recently-announced Live Nation Channel on Yahoo and plans to further leverage its content and brand to accelerate growth in its advertising business; and the company’s plans to continue to add more markets, festivals and shows to its portfolio. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense. The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others for ticket sales, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss)	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended March 31, 2014

Concerts	$(2.6)	$1.9	$0.6	$28.5	$0.3	$(33.9)
Ticketing	70.0	2.2	(0.1)	46.0	—	21.9
Artist Nation	5.1	0.4	—	7.8	0.5	(3.6)
Sponsorship & Advertising	25.8	0.4	—	0.2	—	25.2
Other and Eliminations	0.4	—	—	(0.5)	—	0.9
Corporate	(16.1)	5.1	—	0.6	1.0	(22.8)
Total Live Nation	$82.6	$10.0	$0.5	$82.6	$1.8	$(12.3)

	Three Months Ended March 31, 2013

Concerts	$(13.1)	$0.8	$(3.1)	$28.7	$0.3	$(39.8)
Ticketing	59.6	1.5	(0.1)	42.8	—	15.4
Artist Nation	(1.1)	0.1	(0.4)	10.1	0.1	(11.0)
Sponsorship & Advertising	23.8	0.2	—	0.1	—	23.5
Other and Eliminations	0.7	—	—	(0.3)	—	1.0
Corporate	(17.0)	3.7	—	0.8	0.8	(22.3)
Total Live Nation	$52.9	$6.3	$(3.6)	$82.2	$1.2	$(33.2)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q1 2014	Q1 2013
Adjusted operating income	$82.6	$52.9
Less: Cash interest expense — net	(27.1)	(22.5)
Cash taxes	(7.4)	(3.4)
Maintenance capital expenditures	(10.5)	(11.5)
Distributions to noncontrolling interests	(4.2)	(1.2)
Distributions from (contributions to) investments in nonconsolidated affiliates	0.1	(0.2)
Free cash flow	$33.5	$14.1
Revenue generating capital expenditures	(10.1)	(10.0)
Net	$23.4	$4.1

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	March 31, 2014
Cash and cash equivalents	$1,629.1
Client cash	(568.8)
Deferred revenue — event-related	(885.0)
Accrued artist fees	(44.9)
Collections on behalf of others	(52.1)
Prepaids related to artist settlements/events	285.0
Free cash	$363.3